Contact: Frances G. Rathke, CFO
Tel: (802) 244-5621 x 2300

Green Mountain Coffee Roasters, Inc. Reports Strong Growth for
Fiscal 2007 Fourth Quarter and Full Year

-- Fourth Quarter Sales up 39% and Net Income up 133% over prior year --
-- Fiscal 2007 Sales up 52% and Net Income up 52% over prior year --

WATERBURY, VT (November 15, 2007) -- Green Mountain Coffee Roasters, Inc., (NASDAQ: GMCR) today announced its fiscal 2007 and fiscal fourth quarter results for the thirteen weeks ended September 29, 2007, reporting strong sales and earnings growth.

Net sales for the fourth quarter of fiscal 2007 totaled $93.0 million as compared to $66.9 million reported in the fourth quarter of fiscal 2006, representing an increase of 39% year over year.

Net income for the fiscal fourth quarter of 2007 was $3.6 million or $0.14 per diluted share, up 133% from $1.5 million or $0.06 per diluted share in the fiscal fourth quarter of 2006.

For the fifty-two weeks ended September 29, 2007, the Company recorded net sales of $341.7 million, up 52 % from $225.3 million for the fifty-three weeks ended September 30, 2006. Net income for fiscal 2007 increased 52% to $12.8 million, or $0.52 per diluted share, as compared to net income of $8.4 million, or $0.36 per diluted share for the prior year. Fiscal 2007 includes a full year of consolidating the financial results of Keurig as a wholly-owned subsidiary as compared to fiscal 2006, which included fifteen weeks of Keurig's financial results as a wholly owned subsidiary following the close of the acquisition on June 15, 2006. Please note that the fiscal year 2006 has an extra week as compared to fiscal year 2007.

Excluding the impact of non-cash expenses described below and illustrated in the financial tables accompanying this press release, non-GAAP net income totaled $15.7 million in the 52-week period ended September 29, 2007, or $0.63 per share, up approximately 54% compared to non-GAAP net income of $10.2 million or $0.43 per share, for the 53-week period ended September 30, 2006. A reconciliation of all GAAP to non-GAAP financial measures is provided in the Company's financial tables accompanying this press release.

The items the Company is excluding from the non-GAAP results are: 1.) the pre-tax non-cash amortization expense related to the Keurig intangibles of approximately $4.8 million or $0.12 per diluted share in fiscal 2007, and $1.4 million or $0.03 per diluted share in fiscal 2006; and 2.) the recognition of an after-tax non-cash loss of $963,000 or $0.04 per share as a result of its equity investment in Keurig in fiscal 2006.

Lawrence J. Blanford, President and CEO, said, "I am very pleased with the financial results we are reporting today and, in particular, the strong top and bottom line growth we delivered to our stockholders. Our Keurig subsidiary has enabled us to even further accelerate the sales and profit growth of the Company due to the leadership position of Keurig in the single-cup brewing industry for the home and office environments. Also, we grew shipments of our Fair Trade Certified™ and Fair Trade Certified organic lines, including Newman's Own® Organics, by 12% in fiscal 2007. Fair Trade Certified and Fair Trade Certified organic coffees now represent over 28% of our roasted coffee volume. I believe that our balanced approach to social responsibility, combined with our continued focus on building our business to expand the reach of our brands, is contributing meaningfully to our success. Going forward, we will continue to look at the drivers of single-cup brewing, the synergy with our traditional Green Mountain Coffee business, and ways to even further enhance the value creation opportunity of our enterprise."

Fiscal 2007 Fourth Quarter Financial Review

Net Sales

  Net sales for the Green Mountain Coffee segment for the fourth quarter of fiscal 2007 were $61.2 million, prior to the elimination of inter-company sales, up 20% from $51.1 million reported in the fourth quarter of fiscal 2006. Dollar sales growth was strongest in the channels that benefit from sales of the Keurig single-cup brewing system including office coffee service (OCS), reseller, and consumer direct channels. Green Mountain Coffee K-Cup® shipments of coffee, tea and hot cocoa increased 50% over the prior period. Coffee pounds shipped by channel are shown in the table accompanying this press release.
  Net sales of Keurig, prior to the elimination of inter-company sales, included in the Company's fourth quarter of fiscal 2007 were $42.6 million, up 97% from net sales of $21.6 million in the fourth fiscal quarter of 2006. This increase in sales was primarily due to higher brewer and K-Cup sales and royalty income from the sales of K-Cups. Further detail on shipments of Keurig brewers and K-Cups is provided in the chart accompanying this press release.
  As part of the consolidation, $6.9 million of inter-company Keurig sales and $3.9 million of inter-company Green Mountain Coffee Roasters segment sales were eliminated.

Costs, Margins and Income

  Cost of sales increased to 64.7% of total net sales compared to 62.4% for the corresponding quarter last year. The increase over last year is due to the significant increase in sales of Keurig At Home single-cup brewers (which have lower gross margins than our other commercial brewer products), variations in sales mix (mostly related to the higher percentage of sales of K-Cups, which have a lower gross margin than our other coffee products), higher commodity costs and higher manufacturing costs due to the opening of a new K-Cup packaging facility in Essex, Vermont during this quarter.
  Selling, general and administrative (S,G&A) expenses improved as a percentage of net sales to 27.3% from 31.0% in the prior year quarter. This improvement in S,G&A margin was the result of leveraging selling and organizational resources on a higher sales base, most notably in the Keurig segment.
  Pre-tax non-cash stock compensation was $1,356,000 in the fourth fiscal quarter of 2007, up from $472,000 in the prior year period. The increase is primarily due to employee stock options assumed by the Company in its acquisition of Keurig.
  The Company's operating income was $7.5 million in the fourth quarter of fiscal 2007, as compared to $4.4 million reported in the fourth quarter of fiscal 2006, and, as a percentage of net sales, 8.0%, and 6.6%, respectively. Excluding the non-cash amortization expenses related to the identifiable intangibles of approximately $1.2 million in each period, the Company's operating margin was 9.3% in the fourth quarter of fiscal 2007, as compared to 8.4% in the prior period. The improvement in operating income margin this quarter is mostly due to the success of the Keurig single-cup brewing system and the strong sales and earnings growth derived from K-Cups.
  Interest expense declined by $515,000 this past quarter to $1.3 million from $1.8 million in the prior year fourth quarter due to lower debt balances.
  Income before taxes for the fourth quarter of fiscal 2007 was $6.1 million as compared to $2.6 million reported in the fourth quarter of fiscal 2006.
  The tax rate was 41.3% as compared to 40.6% in the prior year quarter.
  Net income for the fourth quarter of fiscal 2007 was $3.6 million or 3.8% of net sales as compared to $1.5 million or 2.3% of net sales in the corresponding quarter last year.

Business Outlook and Other Forward-Looking Information

Company Estimates for Fiscal Year 2008:

  Total consolidated net sales growth of 35% to 40% primarily due to anticipated strong sales of Keurig Single-Cup Brewers and K-Cups in the office coffee channel, consumer direct, reseller and supermarket channels.
  An operating margin in the range of 8.0% to 9.0%, including $4.8 million or $0.11 per diluted share for non-cash amortization expenses related to the identifiable intangibles.
  Interest expense of $6.5 million to $7.5 million.
  A tax rate of 42.0% as compared to 40.5% in fiscal 2007.
  Growth in net income and EPS at a similar rate to slightly higher rate of growth than our guidance for top line growth of 35% to 40%. Fully diluted GAAP earnings per share in the range of $0.70 to $0.75 per share, including the non-cash amortization expenses related to the identifiable intangibles mentioned above. Non-GAAP EPS in the range of $0.81 to $0.86 per share.

Company Estimates Relating to Balance Sheet and Cash Flow:

  Capital expenditures for fiscal 2008 in the range of $28 to $32 million.
  Depreciation and amortization expenses in the range of $17.5 to $18.5 million including the $4.8 million for amortization of identifiable intangibles.

Company Estimates for First Quarter Fiscal Year 2008:

  Total consolidated net sales growth of 40% to 50% primarily due to anticipated strong sales of Keurig Single-Cup Brewers and K-Cups in the office coffee channel, consumer direct and reseller channels.
  An operating margin in the range of 5.0% to 6.0% including non-cash amortization expenses for identifiable intangibles of approximately $1.2 million or $0.03 per share. The Company anticipates higher selling and marketing expenses as a percentage of net sales during the first quarter of fiscal 2008 as compared to the same quarter last year due to increased marketing programs expected to facilitate increased sales of Keurig single-cup At Home brewers this holiday season.
  Fully diluted GAAP earnings per share in the range of $0.10 to $0.14 per share, including the non-cash amortization expenses related to the identifiable intangibles that are estimated to reduce EPS by approximately $0.03 per share.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude certain charges or credits and information regarding non-cash related items such as amortization of identifiable intangibles related to the Keurig acquisition completed on June 15, 2006 and non-cash gains or losses from the Company's equity investment in Keurig prior to the acquisition. These amounts are not in accordance with, or an alternative to, GAAP. The Company's management believes that these measures provide investors with greater transparency by helping illustrate the underlying financial and business trends relating to the Company's results of operations and financial condition and comparability between current and prior periods. Management uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company. In this press release, the Company presents its results for the fiscal 2007 fourth quarter and full year and the comparable prior periods on a GAAP and non-GAAP basis with line item reconciliation.

Green Mountain Coffee Roasters, Inc. will be discussing these financial results and future prospects with analysts and investors in a conference call available via the internet. The call will take place today, at 10:30 AM ET and will be available via live webcast on the Company's website at www.GreenMountainCoffee.com and other major portals. The Company archives the latest conference call on the Investor Services section of its website for a period of time. A replay of the conference call also will be available by telephone at 719-457-0820, confirmation code 1415047 from 1:30 PM ET on November 15th through 1:30 PM ET on Monday, November 19, 2007.

Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR) is recognized as a leader in the specialty coffee industry for its award-winning coffees and successful business practices. The Company sells more than 100 high-quality selections, including Fair Trade Certified™ and organic coffees under the Green Mountain Coffee Roasters® and Newman's Own® Organics brands through its wholesale, direct mail, and e-commerce operations (www.GreenMountainCoffee.com). Keurig, a pioneer and leading manufacturer of gourmet single-cup brewing system, offers its brewers, and K-Cups® from a variety of roasters, through wholesale, resellers and directly to consumers, while Green Mountain Coffee Roasters licenses, manufactures and sells its coffee as well as hot cocoa and tea K-Cups® for use in Keurig brewers. Green Mountain Coffee Roasters has been ranked No. 1 on the list of "100 Best Corporate Citizens," for the past two years, and has been recognized repeatedly by Forbes, FORTUNE Small Business, and the Society of Human Resource Management as an innovative, high-growth, socially responsible company.

Certain statements contained herein are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact on retail sales of consumer sentiment regarding the health of the economy, business conditions in the coffee industry and food industry in general, fluctuations in availability and cost of high-quality green coffee, the unknown impact of any price increases on net sales, competition, the unknown impact of management changes, Keurig's ability to continue to grow and build profits in the office and at home markets, the impact of the loss of one or more major customers for Green Mountain Coffee or reduction in the volume of purchases by one or more major customers, delays in the timing of adding new locations with existing customers, Green Mountain Coffee's level of success in continuing to attract new customers, the Company's success in efficiently expanding operations and capacity to meet growth, variances from sales mix and growth rate, weather and special or unusual events, as well as other risks described more fully in the Company's filings with the SEC. Forward-looking statements reflect management's analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

-Tables Follow-

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Operations
(Dollars in thousands except per share data
	Thirteen weeks ended 9/29/07	Thirteen weeks ended 9/30/06	Fifty-two weeks ended 9/29/07	Fifty-three weeks ended 9/30/06

Net sales	$ 93,015	$ 66,875	$ 341,651	$ 225,323
Cost of sales	60,199	41,724	210,530	143,289
Gross profit	32,816	25,151	131,121	82,034

Selling and operating expenses	17,186	14,350	72,641	46,808
General and administrative expenses	8,165	6,380	30,781	17,112
Operating income	7,465	4,421	27,699	18,114

Other income (expense)	(83)	(24)	54	202
Interest expense	(1,301)	(1,816)	(6,176)	(2,261)
Income before income taxes	6,081	2,581	21,577	16,055

Income tax expense	(2,510)	(1,047)	(8,734)	(6,649)
Income before earnings related to investment in Keurig, Incorporated	3,571	1,534	12,843	9,406
Earnings (loss) related to investment in Keurig, Incorporated, net of tax	-	-	-	(963)
Net income	$ 3,571	$ 1,534	$ 12,843	$ 8,443
	========	========	========	========
Basic income per share:
Weighted average shares outstanding	23,464,129	22,631,184	23,250,431	22,516,701
Net income	$ 0.15	$ 0.07	$0.55	$ 0.37

Diluted income per share:
Weighted average shares outstanding	25,267,680	23,811,057	24,773,373	23,727,348
Net income	$ 0.14	$ 0.06	$0.52	$ 0.36

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Balance Sheets
(Dollars in thousands)

	September 29, 2007	September 30, 2006

Assets
Current assets:
Cash and cash equivalents	$2,818	$1,066
Restricted cash and cash equivalents	354	208
Receivables, less allowances of $1,600 and $1,021 at September 29, 2007, and September 30, 2006, respectively	39,373	30,071
Inventories	38,909	31,796
Other current assets	2,811	2,816
Income tax receivable	-	618
Deferred income taxes, net	3,558	1,384
Total current assets	87,823	67,959

Fixed assets, net	65,692	48,811
Intangibles, net	34,208	39,019
Goodwill	73,840	75,305
Other long-term assets	2,964	2,912

Total assets	$264,527	$234,006
	=======	=======
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$63	$ 97
Accounts payable	37,778	23,124
Accrued compensation costs	7,027	6,736
Accrued expenses	9,866	7,978
Income tax payable	1,443	-
Other short-term liabilities	871	874
Total current liabilities	57,048	38,809

Long-term revolving line of credit	90,000	102,800
Long-term debt	50	71
Deferred income taxes	18,330	17,386

Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.10 par value: Authorized - 1,000,000 shares; No shares issued or outstanding	-	-
Common stock, $0.10 par value: Authorized - 60,000,000 shares; Issued - 24,697,008 at September 29, 2007 and 24,044,407 shares at September 30, 2006, respectively	2,470	2,404
Additional paid-in capital	45,704	34,545
Retained earnings	58,981	46,138
Accumulated other comprehensive (loss)	(512)	(548)
ESOP unallocated shares, at cost - 29,310 shares	(208)	(263)
Treasury shares, at cost - 1,157,554 shares	(7,336)	(7,336)
Total stockholders' equity	99,099	74,940

Total liabilities and stockholders' equity	$264,527	$234,006
	=======	=======

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Consolidated Statements of Operations- Non-GAAP basis
(in thousands except per share amounts)

	Thirteen weeks ended September 29, 2007
	GAAP	Amortization of Identifiable Intangibles	Loss related to investment in Keurig, Inc.	Non-GAAP

Net Sales	$93,015	$-	$-	$93,015
Cost of Sales	60,199	-	-	60,199
Gross Profit	32,816	-	-	32,816
Selling and operating expenses	17,186	-	-	17,186
General and administrative expenses	8,165	(1,203)	-	6,962
Operating Income	7,465	1,203	-	8,668
Other income	(83)	-	-	(83)
Interest expense	(1,301)	-	-	(1,301)
Income before income taxes	6,081	1,203	-	7,284
Income tax expense	(2,510)	(496)	-	(3,006)
Income before loss related to investment in Keurig, Inc., net of tax	3,571	707	-	4,278
Loss related to investment in Keurig, Incorporated, net of tax benefit	-	-	-	-
Net Income	$3,571	$707	$-	$4,278

Basic income per share:
Weighted average shares outstanding	23,464,129	23,464,129	23,464,129	23,464,129
Net Income	$0.15	$0.03	$-	$0.18

Diluted income per share:
Weighted average shares outstanding	25,267,680	25,267,680	25,267,680	25,267,680
Net income	$0.14	$0.03	$-	$0.17

	Fifty-two weeks ended September 29, 2007
	GAAP	Amortization of Identifiable Intangibles	Loss related to investment in Keurig, Inc.	Non-GAAP

Net Sales	$341,651	$-	$-	$341,651
Cost of Sales	210,530	-	-	210,530
Gross Profit	131,121	-	-	131,121
Selling and operating expenses	72,641	-	-	72,641
General and administrative expenses	30,781	(4,812)	-	25,969
Operating Income	27,699	4,812	-	32,511
Other income	54	-	-	54
Interest expense	(6,176)	-	-	(6,176)
Income before income taxes	21,577	4,812	-	26,389
Income tax expense	(8,734)	(1,947)	-	(10,681)
Income before loss related to investment in Keurig, Inc., net of tax	12,843	2,865	-	15,708
Loss related to investment in Keurig, Incorporated, net of tax benefit	-	-	-	-
Net Income	$12,843	$2,865	$-	$15,708

Basic income per share:
Weighted average shares outstanding	23,250,431	23,250,431	23,250,431	23,250,431
Net Income	$0.55	$0.12	$-	$0.68

Diluted income per share:
Weighted average shares outstanding	24,773,373	24,773,373	24,773,373	24,773,373
Net income	$0.52	$0.12	$-	$0.63

	Thirteen weeks ended September 30, 2006
	GAAP	Amortization of Identifiable Intangibles	Loss related to investment in Keurig, Inc.	Non-GAAP

Net Sales	$66,875	$-	$-	$66,875
Cost of Sales	41,724	-	-	41,724
Gross Profit	25,151	-	-	25,151
Selling and operating expenses	14,350	-	-	14,350
General and administrative expenses	6,380	(1,203)	-	5,177
Operating Income	4,421	1,203	-	5,624
Other income	(24)	-	-	(24)
Interest expense	(1,816)	-	-	(1,816)
Income before income taxes	2,581	1,203	-	3,784
Income tax expense	(1,047)	(492)	-	(1,539)
Income before loss related to investment in Keurig, Inc., net of tax	1,534	711	-	2,245
Loss related to investment in Keurig, Incorporated, net of tax benefit	-	-	-	-
Net Income	$1,534	$711	$-	$2,245

Basic income per share:
Weighted average shares outstanding	22,631,184	22,631,184	22,631,184	22,631,184
Net Income	$0.07	$0.03	$-	$0.10

Diluted income per share:
Weighted average shares outstanding	23,811,057	23,811,057	23,811,057	23,811,057
Net income	$0.06	$0.03	$-	$0.09

	Fifty-three weeks ended September 30, 2006
	GAAP	Amortization of Identifiable Intangibles	Loss related to investment in Keurig, Inc.	Non-GAAP

Net Sales	$225,323	$-	$-	$225,323
Cost of Sales	143,289	-	-	143,289
Gross Profit	82,034	-	-	82,034
Selling and operating expenses	46,808	-	-	46,808
General and administrative expenses	17,112	(1,402)	-	15,710
Operating Income	18,114	1,402	-	19,516
Other income	202	-	-	202
Interest expense	(2,261)	-	-	(2,261)
Income before income taxes	16,055	1,402	-	17,457
Income tax expense	(6,649)	(581)	-	(7,230)
Income before loss related to investment in Keurig, Inc., net of tax	9,406	821	-	10,227
Loss related to investment in Keurig, Incorporated, net of tax benefit	(963)	-	963	-
Net Income	$8,443	$821	$963	$10,227

Basic income per share:
Weighted average shares outstanding	22,516,701	22,516,701	22,516,701	22,516,701
Net Income	$0.37	$0.04	$0.04	$0.45

Diluted income per share:
Weighted average shares outstanding	23,727,348	23,727,348	23,727,348	23,727,348
Net income	$0.36	$0.03	$0.04	$0.43

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Total Coffee Pounds Shipped by Stand-Alone Green Mountain Coffee
(Unaudited Pounds in Thousands)

CHANNEL	Q4 13 wks. ended 9/29/07	Q4 13 wks. ended 9/30/06	Q4 Y/Y lb. Change	Q4% Y/Y lb. Change	Q4YTD 52 wks. ended 9/29/07	Q4YTD 53 wks. ended 9/30/06	Q4YTD Y/Y lb. Change	Q4YTD % Y/Y lb. Change
Supermarkets	1,664	1,480	184	12.4%	6,412	6,258	154	2.5%
Resellers	317	170	147	86.5%	1,043	561	482	85.9%
Convenience Stores	1,458	1,599	(141)	(8.8)%	5,640	5,863	(223)	(3.8)%
Office Coffee Srvs	1,772	1,430	342	23.9%	7,080	5,947	1,133	19.1%
Food Service	1,441	1,358	83	6.1%	5,429	4,964	465	9.4%
Consumer Direct	303	218	85	39.0%	1,214	896	318	35.5%
Totals	6,955	6,255	700	11.2%	26,818	24,489	2,329	9.5%

Note: 2006 was a 53-week fiscal year while 2007 is a 52-week fiscal year.
Note: Certain prior year customer channel classifications were reclassified to conform to current year classifications.
Note:  The Resellers channel includes shipments of Green Mountain Coffee manufactured products to Keurig Inc. and other resellers for sales to either the retail channel such as department stores or sales via internet websites

Company-wide Keurig brewer and K-Cup shipments
(Unaudited data and in thousands)
	Q4 13 wks ended 9/29/07	Q4 13 wks ended 9/30/06	Q4 Y/Y Increase	Q4 % Y/Y Increase	FY07 52 wks ended 9/29/07	FY06 53 wks(1) ended 9/30/06	FY07 Y/Y Increase	FY07 % Y/Y Increase
At Home Brewers (Consumer)	159	83	76	92%	422	219	203	93%
Away from Home Brewers (Commercial)	20	7	13	186%	57	28	29	104%
Total Keurig brewers shipped (2)	179	90	89	99%	479	247	232	94%
Total K-Cups shipped (system-wide) (3)	168,421	115,473	52,948	46%	638,298	448,880	189,418	42%
Total K-Cups sold by GMCR (4)	95,355	63,431	31,924	50%	359,056	255,412	103,644	41%

(1) 2006 was a 53-week fiscal year while 2007 was a 52-week year.
(2) Total Keurig brewers shipped means brewers shipped by Keurig to customers in the U.S./Canada. Cumulative brewers shipped life to date to customers in the U.S./Canada as of 9/29/07 is 953,000 units with 182,000 for Away from Home brewers and 771,000 for At Home brewers.
(3) Total K-Cups shipped (system-wide) means K-Cup shipments by all Keurig licensed roasters to customers in the U.S./Canada. These shipments form the basis upon which royalties are calculated by licensees for payments to Keurig. Cumulative K-Cups shipped life to date was 2,058 million as of 9/29/07.
(4) Total K-Cups sold by GMCR are under the brands Green Mountain Coffee, Newman's Own Organics coffee and Celestial Seasonings Teas.